April 19, 2001

MidCity Financial Corporation
801 W. Madison Street
Chicago, Illinois 60607

MB Financial, Inc.
1200 North Ashland Avenue
Chicago, Illinois 60622

Ladies and Gentlemen:

    I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of MidCity Financial Corporation, a Delaware corporation ("MidCity"), as that term is defined in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and/or SEC Accounting Series Releases 130 and 135. I understand that pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of April 19, 2001 (the "Agreement"), between MidCity and MB Financial, Inc., a Delaware corporation ("MB"), it is provided that MidCity and MB will form a new Maryland corporation ("NewCo") into which both MidCity and MB will be merged (the "Transaction"). I further understand that each share of the common stock of MidCity ("MidCity Common Stock") will be exchanged for 230.32955 shares of the common stock of NewCo ("NewCo Common Stock") and each share of the common stock of MB ("MB Common Stock") will be exchanged for one share of NewCo Common Stock. I have been advised that the Transaction is intended to be accounted for under the pooling-of-interests accounting method.

    I have carefully read this letter and reviewed the Agreement and discussed the requirements of each and the other applicable limitations upon my ability to sell, transfer, or otherwise dispose of MidCity Common Stock, MB Common Stock and NewCo Common Stock, to the extent I felt necessary, with my counsel or counsel for MidCity.

    I represent and warrant to and covenant with MidCity, MB and NewCo that in the event I receive any shares of NewCo Common Stock as a result of the Transaction:

  1.
  I shall not make any sale, transfer, or other disposition of such shares of NewCo Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or (iii) in the opinion of counsel in form and substance reasonably satisfactory to NewCo, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

  2.
  I understand that NewCo will be under no obligation to register the sale, transfer or other disposition of shares of NewCo Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

  3.
  I understand that stop transfer instructions will be given to NewCo's transfer agent with respect to shares of NewCo Common Stock issued to me as a result of the Transaction and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

      "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement, dated April 19, 2001, among the registered holder hereof and MB Financial, Inc. and MidCity Financial Corporation, a copy of which agreement is on file at the principal offices of MB Financial, Inc."

  4.
  I understand that, unless transfer by me of the shares of NewCo Common Stock issued to me as a result of the Transaction has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, NewCo reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

    It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to NewCo (i) a copy of a "no action" letter from the staff of the SEC or an opinion of counsel, in form and substance reasonably satisfactory to NewCo, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to NewCo that the shares of NewCo Common Stock represented by such certificates are being or have been sold in conformity with the provisions of Rule 145(d).

    I further represent and warrant to and covenant with MidCity and MB that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of MidCity Common Stock or MB Common Stock during the 30-day period prior to the effective date of the Transaction and that I will not sell, transfer or otherwise dispose of, or reduce my risk relative to, any shares of NewCo Common Stock during the period commencing on the effective date of the Transaction and ending at such time as NewCo notifies me that results covering at least 30 days of combined operations of MidCity and MB after the Transaction have been published by NewCo.

    I further understand and agree that this letter agreement shall apply to all shares of MidCity Common Stock, MB Common Stock and NewCo Common Stock that I am deemed to beneficially own pursuant to applicable federal securities law.

    I also agree that if MidCity, MB or NewCo advises me in writing that additional restrictions apply to my ability to sell, transfer, or otherwise dispose of MidCity Common Stock, MB Common Stock or NewCo Common Stock in order for the Transaction to be accounted for as a pooling-of-interests, I will abide by such restrictions.

Very truly yours,
/s/ E. M. BAKWIN Name: E. M. Bakwin

Accepted this 19th day of
April, 2001.

MidCity Financial Corporation

By:	/s/ KENNETH A. SKOPEC

Name:	Kenneth A. Skopec
Title:	President

MB Financial, Inc.

By:	/s/ MITCHELL FEIGER

Name:	Mitchell Feiger
Title:	President anc Chief Executive Officer